Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Select Medical Holdings Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for future issuance under the 2020 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,439,044	$28.37(2)	$125,935,678	0.00014760	$18,588.11
Total Offering Amounts					$125,935,678		$18,588.11
Total Fee Offsets							$0
Net Fee Due							$18,588.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock of Select Medical Holdings Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $28.37 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The New York Stock Exchange on April 30, 2024.